Filed Pursuant to Rule 433

Registration No. 333-261901-19

*PRICING DETAILS* $1709.59mm Drive Auto Receivables Trust 2024-2 (DRIVE 2024-2)

Joint Leads : Deutsche Bank (str), BMO Capital Markets, Santander US Capital Markets and Wells Fargo

DE&I Coordinator : Deutsche Bank

DE&I co-managers : Loop Capital Markets and R. Seelaus & Co.

-Capital Structure-

CL	AMT(MM)	WAL*	M/D	P.WIN	E.MTY	L.MTY	SPREAD	YIELD	CPN	$PRICE
===========================================================================================================
A-1	209.59	0.11	P-1/R-1(M)	1-3	12/2024	09/2025	<<NOT OFFERED>>
A-2	610.59	0.63	Aaa/AAA	3-15	12/2025	12/2027	I-CRV+60	4.995%	4.94%	99.99783
A-3	226.39	1.53	Aaa/AAA	15-22	07/2026	09/2028	I-CRV+78	4.544%	4.50%	99.99783
B	246.58	2.14	Aa1/AA	22-30	03/2027	07/2029	I-CRV+100	4.565%	4.52%	99.99571
C	235.61	2.85	A1/A	30-39	12/2027	05/2032	I-CRV+125	4.720%	4.67%	99.98885
D	180.83	3.53	Baa3/--	39-44	05/2028	05/2032	I-CRV+155	4.997%	4.94%	99.98155
===========================================================================================================

* Assumes a 1.75% ABS prepayment assumption to a 10% call

-Deal Summary-

Deal Size : $1,709.59mm / $1,500.00mm Offered

Exp. Pricing : PRICED

Exp. Settle : September 25th, 2024

Offering Format: SEC Registered

First Pay Date : October 15th, 2024

ERISA : Yes (A2-D)

Exp. Ratings : Moody’s / DBRS (Class D Moody’s only)

Min Denoms : $1K x $1K (Class A1-D)

BBG Ticker : DRIVE 2024-2

Bill & Deliver : Deutsche Bank

-Available Information-

* Preliminary Prospectus, FWP and CDI File (attached)

* Intex Deal Name : dbdrive_2402_upsize | Passcode: 44U2

* Deal Roadshow Link: https://dealroadshow.com/e/DRIVE20242 | Passcode: DRIVE20242

The issuer has filed a registration statement (including a prospectus) with the SEC for the new offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-800-503-4611.